SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                     Exchange Act of 1934 (Amendment No.)

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:


[ ]  Preliminary Proxy Statement           [ ]   Confidential, for Use of the
                                                 Commission Only (as permitted
                                                 by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12


                          WORLD ACCEPTANCE CORPORATION

      (Name of Person(s) Filing Proxy Statement, if other than Registrant)

Payment of Filing Fee (Check the appropriate box):

[ ]  No fee required

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     1)  Title of each class of securities to which transaction applies:

     2)  Aggregate number of securities to which transaction applies:

     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     4)  Proposed maximum aggregate value of transaction:

     5)  Total fee paid:

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1)  Amount Previously Paid:

     2)  Form, Schedule, or Registration Statement No.:

     3)  Filing Party:

     4)  Date Filed:

[GRAPHIC LOGO WORLD ACCEPTANCE CORPORATION APPEARS HERE]


                                                                   July 1, 1999


To the Shareholders of
    World Acceptance Corporation:

      In connection with the Annual Meeting of Shareholders of your Company to be held on August 4, 1999, we enclose a Notice of the Meeting, a Proxy Statement containing information about the matters to be considered at the Meeting and a form of proxy relating to those matters.

      In addition, we enclose our 1999 Annual Report, which provides information relating to the Company's activities and operating performance during the most recent fiscal year.

      You are cordially invited to attend the Annual Meeting of Shareholders. We would appreciate your signing and returning the form of proxy in the enclosed postage-paid return envelope so that your shares can be voted in the event that you are unable to attend the Meeting. Your proxy will, of course, be returned to you if you are present at the Meeting and elect to vote in person. It may also be revoked in the manner set forth in the Proxy Statement. We look forward to seeing you at the Annual Meeting.

                                                      Sincerely yours,


                                                  By: /s/ CHARLES D. WALTERS
                                                      -------------------------
                                                      Charles D. Walters
                                                      Chairman of the Board and
                                                      Chief Executive Officer

                          WORLD ACCEPTANCE CORPORATION
                              108 Frederick Street
                        Greenville, South Carolina 29607


--------------------------------------------------------------------------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

--------------------------------------------------------------------------------

To Our Shareholders:

         Notice is hereby given that the Annual Meeting of Shareholders of World Acceptance Corporation will be held at the Company's main office at 108 Frederick Street, Greenville, South Carolina, on Wednesday, August 4, 1999, at 11:00 a.m., local time, for the following purposes:

1. To elect six (6) directors to hold office until the next annual meeting of shareholders or until their successors have been duly elected and qualified;

2. To consider and act upon a proposal to ratify the action of the Board of Directors in selecting KPMG Peat Marwick LLP as independent public accountants to audit the books of the Company and its subsidiaries for the current fiscal year; and

3. To transact such other business as may properly come before the Meeting or any adjournment or adjournments thereof.

      The Board of Directors has fixed the close of business on June 18, 1999, as the record date for determination of shareholders entitled to notice of and to vote at the Annual Meeting or any adjournment or adjournments thereof.

      The Board of Directors of the Company would appreciate your signing and returning the accompanying form of proxy promptly, so that if you are unable to attend, your shares can nevertheless be voted at the Annual Meeting.


                                                  By:/s/ CHARLES D. WALTERS
                                                     -------------------------
                                                     Charles D. Walters
                                                     Chairman of the Board and
                                                     Chief Executive Officer

July 1, 1999



                                IMPORTANT NOTICE
                    Please Sign and Mail Your Proxy Promptly

                          WORLD ACCEPTANCE CORPORATION
                              108 Frederick Street
                        Greenville, South Carolina 29607

                                 ---------------

                                 PROXY STATEMENT

                                 ---------------



      The following statement, first mailed on or about July 1, 1999, is furnished in connection with the solicitation by the Board of Directors (the "Board") of World Acceptance Corporation (the "Company") of proxies to be used at the Annual Meeting of Shareholders of the Company (the "Meeting") to be held on August 4, 1999, at 11:00 a.m., local time, at the Company's main office at 108 Frederick Street, Greenville, South Carolina, and at any adjournment or adjournments thereof.

      The accompanying form of proxy is for use at the Meeting if a shareholder will be unable to attend in person. The proxy may be revoked by the shareholder at any time before it is exercised by submitting to the Secretary of the Company written notice of revocation, or a properly executed proxy of a later date, or by attending the Meeting and electing to vote in person. All shares represented by valid proxies received pursuant to this solicitation, and not revoked before they are exercised, will be voted in the manner specified therein.
If no specification is made, the proxies will be voted in FAVOR of:

1. The election to the Board of the six (6) nominees named in this Proxy Statement; and

2. The ratification of the Board's selection of KPMG Peat Marwick LLP as independent public accountants to audit the books of the Company and its subsidiaries for the current fiscal year.

      The entire cost of soliciting these proxies will be borne by the Company. In addition to the solicitation of the proxies by mail, the Company will request banks, brokers, and other record holders to send proxies and proxy materials to the beneficial owners of the Company's common stock, no par value (the "Common Stock"), and secure their voting instructions, if necessary. The Company will reimburse them for their reasonable expenses in so doing. If necessary, the Company may use several of its regular employees, who will not be specially compensated, to solicit proxies from shareholders, either personally or by telephone, telegram, or special letter.

      Pursuant to the provisions of the South Carolina Business Corporation Act, the Board of Directors has fixed June 18, 1999, as the record date for the determination of shareholders entitled to notice of and to vote at the Meeting and, accordingly, only holders of record at the close of business on that date of outstanding shares (the "Shares") of the Common Stock will be entitled to notice of and to vote at the Meeting.

      The number of outstanding Shares entitled to vote as of the record date was 19,016,573. Each Share is entitled to one vote. In accordance with South Carolina law and the Company's bylaws, a majority of the outstanding Shares entitled to vote, represented in person or by proxy, will constitute a quorum for the election of directors and the ratification of the selection of auditors. Abstentions and broker non-votes will be counted for purposes of determining the presence or absence of a quorum.

      With regard to the election of directors, votes may either be cast in favor of or withheld, and directors will be elected by a plurality of the votes cast. Votes that are withheld will be excluded entirely from the vote and will have no effect on the outcome of the election of directors. The ratification of the selection of the auditors will be approved if more votes are cast in favor of such proposal than are cast against it. Accordingly, abstentions will have no effect on the outcome of the vote of such proposal. Broker non-votes, which will not be counted as votes cast, will have no effect on the election of directors or the approval of auditors. Cumulative voting is not permitted under the Company's articles of incorporation.

      On June 18, 1999, the only class of voting securities the Company had issued and outstanding was its Common Stock. The following table sets forth the names and addresses of, and the numbers and percentages of Shares beneficially owned by, persons known to the Company to beneficially own five percent or more of the outstanding Shares. Except as noted otherwise, each shareholder listed below possesses sole voting and investment power with respect to the Shares listed opposite his name.

                         Ownership of Shares by Certain
                      Beneficial Owners as of June 18, 1999

                                                                   Amount and Nature                   Percent
Name and Address of Beneficial Owner                            of Beneficial Ownership               of Class
------------------------------------                            -----------------------               --------
Wanger Asset Management L.P. (1)                                       2,990,200                        15.3%
Wanger Asset Management, Ltd.
Acorn Investment Trust
227 West Monroe Street, Suite 3000
Chicago, Illinois 60606

Mills Value Advisor, Inc. (2)                                          2,208,000                        11.3%
707 East Main Street
Richmond, Virginia 23218

Charles D. Walters (3)                                                 2,204,186                        11.3%
108 Frederick Street
Greenville, South Carolina 29607

Wasatch Advisors, Inc. (4)                                             2,065,911                        10.6%
150 Social Hall Avenue
Salt Lake City, Utah 84111

Thomas W. Smith (5)                                                    2,060,750                        10.6%
Thomas N. Tryforos
323 Railroad Avenue
Greenwich, Connecticut 06830
--------------------------


(1) Based on an amended Schedule 13G dated February 23, 1999. Wanger Asset Management, Ltd. reports shared dispositive power over all Shares listed, and Acorn Investment Trust reports shared voting and dispositive power over 2,410,000 of the Shares listed.

(2) Based on an amended Schedule 13D dated March 18, 1999. Mills Value Advisor, Inc. reports sole dispositive power over all Shares listed.

(3) Includes 513,586 Shares subject to options exercisable within 60 days of June 18, 1999, and 15,000 Shares held in trust for the benefit of Mr. Walters' grandchildren and nephew. Mr. Walters disclaims beneficial ownership of the 15,000 Shares held in trust. Also includes 190,857 Shares held by a family limited partnership of which Mr. Walters is the general partner.

(4) Based on amended Schedule 13G dated February 12, 1999. Wasatch Advisors, Inc. reported sole voting and dispositive power over all shares listed.

(5) Based on a Schedule 13D filed with the Company on November 4, 1998. Each of Mr. Smith and Mr. Tryforos has shared voting and disposition power over 2,038,600 shares. Mr. Smith reports sole voting and dispositive power over 22,000 shares and Mr. Tryforos reports sole voting and dispositive power over 150 shares.

                              ELECTION OF DIRECTORS

      The Company's bylaws provide for seven directors. Mr. Harold Owens' resignation from his position as President and director on April 1, 1999, created a vacancy on the Board. It is intended that the persons named in the accompanying proxy will only vote for the six nominees for director named on the following pages, except to the extent authority to so vote is withheld with respect to one or more nominees. Each director will be elected to serve until the next annual meeting of Shareholders or until a successor is elected and qualified. Directors will be elected by a plurality of the votes cast. The Board of Directors is seeking a director candidate to fill the vacancy created by Mr. Owens' resignation, but has yet to fill the vacancy. Any director appointed after this meeting to fill this vacancy will serve a term expiring at the annual meeting of shareholders in the year 2000, expected to be held in August 2000, or until a successor has been duly elected and qualified.

      Although the Board does not expect that any of the nominees named will be unavailable for election, in the event of a vacancy in the slate of nominees occasioned by death or any other unexpected occurrence, it is intended that Shares represented by proxies in the accompanying form will be voted for the election of a substitute nominee selected by the persons named in the proxy.

      During the most recent fiscal year, the Board of Directors held three regularly scheduled meetings. Each director attended all meetings of the Board of Directors and of each committee on which he served.

      Each director who is not an employee of the Company currently is paid a $3,000 quarterly retainer (up from $1,500 last year), plus $500 for each meeting of the Board of Directors attended and $200 for each meeting of a committee on which he serves. All directors are reimbursed for ordinary and necessary out-of-pocket expenses incurred in attending meetings of the Board of Directors and its committees. In addition, each outside director receives options to purchase 6,000 Shares on April 30 of each year pursuant to the terms of the Company's 1992 and 1994 Stock Option Plans. The exercise price for these options is the fair market value of the Shares on the date of grant, and each option is exercisable for 10 years from the date of grant. In May 1999, each non-employee director also received a one-time payment of $10,000 in recognition of past services.

      The Board of Directors maintains an Audit Committee on which Messrs. Hummers, McLean and Way serve. The Audit Committee reviews the results and scope of each audit, the service provided by the Company's independent accountants and all related-party transactions. The Audit Committee met once during the most recent fiscal year.

      The Board of Directors also maintains a Stock Option Committee on which Messrs. Gilreath, Hummers and Way serve. This Stock Option Committee administers the Company's 1992 and 1994 Stock Option Plans. The Stock Option Committee met two times during the most recent fiscal year.

      The Board also maintains a Compensation Committee on which Messrs. Gilreath, Hummers and Way serve. Mr. Bramlett has also been appointed to the Compensation Committee for fiscal 2000. The Compensation Committee establishes and reviews the compensation criteria and policies of the Company, reviews the performance of the officers of the Company and recommends appropriate compensation levels to the Board of Directors. The Compensation Committee met three times during the most recent fiscal year.

      The following is a list of nominees for election to the Board of Directors. Each nominee's name, age, current principal occupation (which has continued for at least five years unless otherwise indicated), and the name and principal business of the organization in which that occupation is carried on, the year each incumbent was first elected to the Board, all positions and offices presently held with the Company, and directorships in other public companies are set forth below. Each of the nominees served on the Board of Directors during the Company's last fiscal year. None of the following nominees or current directors is related (as first cousin or closer) by blood, marriage, or adoption to any other nominee, director, or person who may be deemed to be an executive officer of the Company.

      CHARLES D. WALTERS (60), Chairman and Chief Executive Officer, World Acceptance Corporation. Mr. Walters has served as Chairman of the Board of Directors and Chief Executive Officer since July 1991 and as a director since April 1989. Mr. Walters served as President from 1986 to 1996, Executive Vice President from 1984 to 1986, and as Regional Vice President responsible for operations in Texas and Oklahoma from 1976 to 1984. Mr. Walters joined a predecessor of the Company in 1972.

      A. ALEXANDER McLEAN, III (48), Executive Vice President and Chief Financial Officer, World Acceptance Corporation. Mr. McLean has served as Executive Vice President since August 1996, Senior Vice President since 1992, and as Vice President and Chief Financial Officer and a director since June 1989. Mr. McLean is a certified public accountant in South Carolina.

      JAMES R. GILREATH (57), Attorney, James R. Gilreath, P. A., Greenville, South Carolina, a law firm. Mr. Gilreath has served as a director of the Company since April 1989.

      WILLIAM S. HUMMERS, III (53), Executive Vice President and Chief Financial Officer, Carolina First Corporation, Greenville, South Carolina, a bank holding company. Mr. Hummers has served in his present capacities with Carolina First Corporation since 1988. From 1987 to 1988, Mr. Hummers served as a vice president of management reporting of First Union Corporation, a bank holding company headquartered in Charlotte, North Carolina. Mr. Hummers currently serves as a director of Carolina First Corporation. Mr. Hummers has served as a director of the Company since April 1989.

      CHARLES D. WAY (46), Chairman, President, and Chief Executive Officer, Ryan's Family Steak Houses, Inc., Greer, South Carolina, a restaurant company. Mr. Way has served as president of Ryan's Family Steak Houses, Inc. since 1988, as its chief executive officer since 1989, and as its chairman since October 1992. From 1986 until 1988, Mr. Way served as executive vice president, treasurer and secretary of Ryan's Family Steak Houses, Inc. Mr. Way currently serves as a director of Ryan's Family Steak Houses, Inc. Mr. Way has served as a director of the Company since September 1991.

      KEN R. BRAMLETT, JR. (39), Senior Vice President and General Counsel, Personnel Group of America, Inc., Charlotte, North Carolina, an information technology and personnel staffing services company. Mr. Bramlett has served as senior vice president and general counsel of Personnel Group of America, Inc. since October 1996, and as a director of that company since August 1997. Prior to October 1996, Mr. Bramlett was an attorney with Robinson, Bradshaw & Hinson, P.A., a Charlotte, North Carolina, law firm, for 12 years. Mr. Bramlett has served as a director of the Company since October 1993.

      The following table sets forth the sole (unless otherwise indicated) beneficial ownership, as defined by Rule 13d-3 promulgated under the Securities Exchange Act of 1934, of Shares as of June 18, 1999, for each director, nominee, or executive officer identified in the Summary Compensation Table and all directors and executive officers as a group.


           OWNERSHIP OF COMMON STOCK OF MANAGEMENT AS OF JUNE 18, 1999

                                                                              Shares Beneficially Owned
                                                                              -------------------------
Name of Individual or Number in Group                                  Amount (1)            Percent of Class
-------------------------------------                                  ----------            ----------------
Charles D. Walters................................................       2,204,186 (2)               11.3%
R. Harold Owens...................................................         253,223 (3)                1.3%
A. Alexander McLean, III..........................................         440,691 (4)                2.3%
Mark C. Roland....................................................          20,000                       *
Casey K. Johnson..................................................          61,890                       *
James R. Gilreath.................................................         148,500 (5)                   *
William S. Hummers, III...........................................          66,820                       *
Charles D. Way....................................................          68,000                       *
Ken R. Bramlett, Jr...............................................          38,800                       *

Director and all executive
    officers as a group (9 persons) ..............................       3,302,110                   16.2%

----------------
*Less than 1%.

(1) Includes the following Shares subject to options exercisable within 60 days of June 18, 1999: Mr. Walters - 513,586; Mr. Owens - 253,223; Mr.
      McLean - 362,291; Mr. Roland - 20,000; Mr. Johnson - 40,500; Mr. Gilreath
      - 48,000; Mr. Hummers - 48,000; Mr. Way - 48,000; Mr. Bramlett - 36,000;
      Directors and Executive Officers as a group - 1,369,600.

(2) Includes 15,000 Shares held in trust for the benefit of Mr. Walters' grandchildren and nephew. Mr. Walters disclaims beneficial ownership of these Shares. Also includes 190,857 Shares held by a family limited partnership of which Mr. Walters is the general partner.

(3)   Mr. Owens resigned all of his positions with the Company on April 1, 1999.

(4) Includes 51,000 Shares in a self-directed retirement account maintained for the benefit of Mr. McLean.

(5) Includes 7,500 Shares held in a profit-sharing trust for which Mr. Gilreath serves as trustee. Also includes 90,000 shares in a limited partnership in which Mr. Gilreath is a partner.

             SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

      Section 16(a) of the Securities Exchange act of 1934 requires the Company's directors and executive officers, and persons who own more than 10 percent of a registered class of the Company's equity securities, to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Executive officers, directors, and greater-than-10-percent shareholders are required by SEC regulations to furnish the Company with copies of all
Section 16(a) forms they file. To the Company's knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required, all of the Company's executive officers, directors, and greater-than-10-percent beneficial owners have complied with such reporting requirements during the fiscal year ended March 31, 1999.


                               SHAREHOLDER RETURN

      PERFORMANCE GRAPH. The following chart provides a graphic comparison of the cumulative shareholder return on the Company's Shares to (a) the cumulative total return of the NASDAQ Composite Index and (b) the cumulative total return of the NASDAQ Financial Index. All cumulative returns assume the investment of $100.00 in each of the Company's Shares, the NASDAQ Composite Index and the NASDAQ Financial Index on March 31, 1994.

               Comparison of Cumulative Total Return Between World Acceptance Corporation, NASDAQ Composite Index and
                             NASDAQ Financial Index


[PERFORMANCE GRAPH APPEARS HERE]



                              3/31/94        3/31/95        3/31/96        3/31/97        3/31/98        3/31/99
WORLD ACCEPTANCE CORPORATION  100.000        149.286        190.715         96.429        113.572         92.143
NASDAQ COMPOSITE INDEX        100.000        111.254        151.062        167.837        254.430        342.421
NASDAQ FINANCIAL INDEX        100.000        112.012        154.350        198.442        308.024        274.793


                             EXECUTIVE COMPENSATION

    Joint Report of the Compensation Committee and the Stock Option Committee

COMPENSATION COMMITTEE

      The Compensation Committee is responsible for establishing compensation and benefits (other than stock option grants) for the members of senior management of the Company. The Compensation Committee annually evaluates the Company's performance and compensation paid to the Company's executive officers and other senior management.

STOCK OPTION COMMITTEE

      The Stock Option Committee is responsible for administering the Company's 1992 and 1994 Stock Option Plans and granting stock options and restricted stock awards under these plans. The Stock Option Committee meets periodically to consider option grants to newly-hired, promoted, and existing members of management.

OBJECTIVES AND POLICIES

      The Compensation Committee and the Stock Option Committee seek to establish compensation policies, plans, and programs to accomplish two objectives: (i) to attract and retain highly capable and well-qualified executives and (ii) to focus executives' efforts on increasing shareholder value. To achieve these objectives, the committees have established a compensation package consisting of base salary, short-term incentive compensation in the form of annual cash bonuses based on the performance of the Company during the prior fiscal year, and long-term incentive compensation primarily in the form of stock options and restricted stock awards that vest over a period of time.

      Since the beginning of fiscal 1995, Messrs. Walters and McLean (and from June 1995 until his resignation effective April 1, 1999, Mr. Owens) have been compensated pursuant to the objectives described above in accordance with employment agreements and incentive compensation plans described. The Compensation Committee believes that it is desirable to tie a significant percentage of each executive's overall compensation to the achievement of goals designed to maximize shareholder value. Accordingly, the employment agreements provide for minimum base salary levels subject to adjustment at the discretion of the Compensation Committee, potentially significant annual cash bonus awards based on the achievement of objective annual Company performance goals, and potentially significant awards of stock options and restricted stock based on the achievement of objective long-term Company performance goals.

      For fiscal 1999, Messrs. Walters, Owens, and McLean were paid the minimum base salaries established under their employment agreements. The amount of cash bonuses awarded to Messrs. Walters, Owens, and McLean for fiscal 1999 were determined in accordance with the Company's Executive Incentive Plan (the "Executive Incentive Plan") and based on the Company's achievement of pre-established annual goals related to (1) increases in earnings per share, (2) growth in loans receivable, and (3) expense control. The Compensation Committee selected these goals to motivate and reward the maximization of shareholder value based on its belief that earnings per share is the most direct measure of shareholder value and that growth in loans receivable and expense control are the two most significant determinants of earnings per share. The relative weights assigned to each of these goals in determining the amount of cash bonus compensation for Messrs. Walters, Owens, and McLean in fiscal 1999 were as follows: earnings per share--40%; growth in loans receivable--30%; and expense control--30%. Possible bonuses ranging from 25% to 150% of base salary for Mr. Walters, from 22.5% to 135% of base salary for Mr. Owens, and from 20% to 120% of base salary for Mr. McLean were available for fiscal 1999 depending upon whether the Company reached the pre-established minimum, threshold, target, or maximum levels of achievement with respect to a particular goal. During fiscal 1999, the Company achieved maximum performance levels with respect to its goal for earnings per share, and the targeted performance level with respect to growth in loans receivable, and expense control, and as a result, the cash bonuses payable under the Executive Incentive Plan amounted to 120.0%, 108.0% and 96.0% of base salary for Messrs. Walters, Owens, and McLean, respectively.

      Historically, the long-term incentive components of the Company's executive compensation have been stock options and restricted stock awards under the 1992 and 1994 Stock Option Plans in accordance with the Company's Executive Strategic Incentive Plan (the "Strategic Incentive Plan"). Options may have a term of up to 10 years, but expire earlier upon an executive's termination of employment. Options granted under the 1992 and 1994 Stock Option Plans are exercisable at the fair market value of the Shares at the date of grant. Restricted stock awards may contain such transfer restrictions and vesting and other terms as determined by the Stock Option Committee.

         At the beginning of each fiscal year, Messrs. Walters, Owens, and McLean have received long-term incentive compensation based upon the achievement of objective Company performance goals embodied in the Strategic Incentive Plan for the previous fiscal year. The Strategic Incentive Plan, adopted during fiscal 1995, is similar in structure to the Executive Incentive Plan, but was designed to reward performance over a three-year period. The performance goals on which long-term incentive compensation have been based relate to: (1) increases in earnings per share, (2) growth in loans receivable, and (3) return on average equity. The relative weights assigned to those goals as a percentage of the executive's total award opportunity for fiscal 1999 were as follows: earnings per share--40%; growth in loans receivable--20%; and return on average equity--40%. Following the end of fiscal 1999, the Company discontinued the Strategic Incentive Plan to simplify its compensation programs for senior management generally and to conserve options for future issuance under its existing option plans. The Compensation Committee and Stock Option Committee intend to replace this plan in fiscal 2000 with an alternative designed to provide long-term incentive compensation on a discretionary basis (through the use of discretionary stock option grants or otherwise). To compensate Messrs. Walters and McLean for any awards that may have been accrued under the Strategic Incentive Plan, these executives were awarded on April 1, 1999, options to purchase 50,000 Shares, representing in value approximately 35.0% and 50.0% of each executive's base salary, respectively. One-third of the options granted on April 1, 1999, vested immediately and the remaining two-thirds vest in equal increments over the next two years. These options are for a term of 10 years and are exercisable at $5.375 per share, the average of the high and low sales price of the Company's Common Stock on the date of grant. The options will terminate upon the executive's termination of employment, except in the event of death, disability, and certain involuntary termination, in which case the options continue to be exercisable for a certain period after termination of employment. Accordingly, the extent to which these options appreciate in value depends upon the executive's continued employment with the Company and the Company's continued performance.

      Prior to his resignation on April 1, 1999 from his positions as an officer, director and employee of the Company, Mr. Owens was employed pursuant to an employment agreement with the Company that provided for an annual base salary of not less than $189,414 per year, as determined each year by the Compensation Committee. In conjunction with this resignation, the Company and Mr. Owens entered into a settlement agreement whereby Mr. Owens will continue to receive his base salary and all fringe benefits through April 30, 2000, and was assigned the title to his Company owned vehicle. Additionally, in lieu of any award which may have accrued in fiscal 1999 under the Company's Strategic Incentive Plan, Mr. Owens was awarded options to purchase 50,000 shares of the Company's Common Stock. These options, as well as all other options previously awarded by the Company to Mr. Owens, were fully vested under the terms of the settlement agreement, and all of such options remain exercisable at any time prior to June 26, 2001 (the stated expiration date of Mr. Owens' employment agreement).

      The compensation of the Company's other two executive officers, Mr. Roland and Mr. Johnson, provide for bonuses which are based 50% on the achievement of business unit performance goals and 50% on the same Company performance goals that determine the compensation of Messrs. Walters and McLean.

      Section 162(m) of the Internal Revenue Code prohibits publicly-held corporations from deducting as an expense for tax purposes the amount by which compensation paid to certain executives exceeds $1,000,000. Certain types of incentive compensation are excepted from this prohibition. While the current compensation levels of the Company's executives are well below this limit, the committees intend to consider the effects of Section 162(m) in determining whether any of the committee's policies, or any of the Company's compensation plans, should be changed to avoid payment of nondeductible compensation.

COMPENSATION OF CHIEF EXECUTIVE OFFICER

      Mr. Walters' compensation for fiscal 1999 was determined in the manner and in accordance with the policies described above.

      During fiscal 1999, the Company experienced improvement in its operating performance. Actual results were less positive because of a $5.4 million settlement of certain litigation relating to the Company's non-filing insurance practices. Excluding this settlement, the Company had several quarters of year over year increased earnings. During fiscal 1999, the Company earned $10.8 million (excluding the net after tax effect of the legal settlement), representing a 33% increase in operating income over the prior year, an 8.4% return on average assets and a 21.3% return on average equity. During the last three fiscal years ended March 31, 1997, 1998, and 1999, Mr. Walters has overseen increases in the Company's office network of 54, 24, and 19 net new offices, respectively; and in gross loans receivable, the Company's primary earning assets, of 14%, 15%, and 15%, respectively. Based on these factors, the committees continue to believe that Mr. Walters' compensation as Chief Executive Officer appropriately reflects the Company's short-term and long-term performance.

         COMPENSATION COMMITTEE                        STOCK OPTION COMMITTEE
         James R. Gilreath                             James R. Gilreath
         William S. Hummers, III                       William S. Hummers, III
         Charles D. Way                                Charles D. Way


COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

      During fiscal 1999, Messrs. Gilreath, Hummers, and Way served as members of the Compensation Committee and the Stock Option Committee. Mr. Gilreath is a member of the law firm of James R. Gilreath, P.A., which, since 1989, has served and will continue to serve as counsel to the Company.

      Summary Compensation Table. The following table sets forth certain information with respect to compensation paid or accrued by the Company during the fiscal years ended March 31, 1999, 1998 and 1997 with respect to the chief executive officer of the Company and the four other executive officers of the Company whose salary and bonus exceeded $100,000 in the fiscal year ended March 31, 1999. Mr. Owens and Mr. Roland became executive officers of the Company during fiscal 1996 and Mr. Johnson became an executive officer during fiscal 1999.

                                            SUMMARY COMPENSATION TABLE

                                                                                    Long-Term
                                               Annual Compensation             Compensation Award
                                               -------------------             ------------------
                                                               Other Annual   Securities Underlying    All Other
Name and Principal Position  Year    Salary($)   Bonus($)    Compensation($)    Options (#) (1)    Compensation($)
---------------------------  ----    ---------   --------    ---------------    ---------------    ---------------
Charles D. Walters           1999    228,480     229,770            (2)               29,840           34,882(3)
    Chairman and Chief       1998    222,000     138,750            (2)               40,276           43,423(4)
    Executive Officer        1997    210,000      68,250            (2)               84,076           50,362(5)

R. Harold Owens              1999    186,720     189,414            (2)               23,287            3,137(6)
    President and Chief      1998    173,250     100,485            (2)               31,082            4,071(6)
    Operating Officer        1997    157,500      46,463            (2)               73,854           85,535(7)

A. Alexander McLean, III     1999    155,255     156,276            (2)               20,182            3,050(6)
    Executive Vice President 1998    150,150      75,075            (2)               27,304            4,750(6)
    and Chief Financial
    Officer                  1997    136,500      35,490            (2)               58,847            5,124(6)

Mark C. Roland               1999    115,894      87,500            (2)               15,000            3,488(6)
    Senior Vice President    1998    107,625      45,000            (2)               17,000            1,375(6)
    Eastern Division         1997    102,083      22,038            (2)               15,000                -

Casey K. Johnson             1999     82,590      50,000            (2)               15,000            2,873(6)
    Senior Vice President    1998     64,375       5,000            (2)                5,000            2,085(6)
    Western Division         1997     58,500       7,500            (2)                5,000            1,998(6)

--------------------------------
(1)   Amounts do not include  options  with  respect to 50,000  Shares  that were  granted on April 1, 1999 to each
      Messrs. Walters, Owens, and McLean, for fiscal 1999.


(2) Certain amounts may have been expended by the Company which may have had value as a personal benefit to the named officer. However, the total value of such benefits did not exceed the lesser of $50,000 or 10% of the annual salary and bonus of such named officer for the fiscal year reported.

 (3) Includes $3,033 in Company matching contributions under the Company's 401(k) plan and $31,849 representing the assumed present value of the non-term portion of premium payments made on behalf of Mr. Walters by the Company to purchase split-dollar insurance covering Mr. Walters's life, assuming repayment of such amount by Mr. Walters upon retirement at age 65 at an interest rate of 8% per annum.

(4) Includes $4,750 in Company matching contributions under the Company's 401(k) plan and $38,673 representing the assumed present value of the non-term portion of premium payments made on behalf of Mr. Walters by the Company to purchase split-dollar insurance covering Mr. Walters's life, assuming repayment of such amount by Mr. Walters upon retirement at age 65 at an interest rate of 8% per annum.

(5) Includes $5,275 in Company matching contributions under the Company's 401(k) plan and $45,087 representing the assumed present value of the non-term portion of premium payments made on behalf of Mr. Walters by the Company to purchase split-dollar insurance covering Mr. Walters' life, assuming repayment of such amount by Mr. Walters upon retirement at age 65 at an interest rate of 8% per annum.

(6) Amount represents Company matching contributions under the Company's 401(k) plan.

(7) Includes $3,605 in Company matching contributions under the Company's 401(k) plan and $81,930 in relocation-related special bonuses.

      Option Grants Table. The following table sets forth information with respect to options granted during the fiscal year ended March 31, 1999 to the named officers.


                                       OPTION GRANTS IN LAST FISCAL YEAR (1)

                                     Individual Grants
                                     -----------------
                                                 % of Total                                     Potential Realized
                                  Number of        Options                                       Value at Assumed
                                 Securities      Granted to                                    Annual Rates of Stock
                                 Underlying       Employees        Exercise or                Price Appreciation for
                                   Options        in Fiscal        Base Price    Expiration       Option Term (2)
Name                             Granted (#)      Year (%)         ($/Sh)(1)        Date       5% ($)      10% ($)
----                             -----------      --------         ---------        ----       ------      -------
Charles D. Walters...........      29,840             7.20             6.69        4/1/08     125,546      318,158

R. Harold Owens..............      23,287             5.62             6.69       6/26/01      97,976      248,289

A. Alexander McLean, III.....      20,182             4.87             6.69        4/1/08      84,912      215,183

Mark C. Roland...............      15,000             3.62             5.25      10/28/08      49,525      125,507

Casey K. Johnson.............      15,000             3.62             5.25      10/28/08      49,525      125,507

----------------------------

(1) All Options shown in this table were granted under the Company's 1992 Stock Option Plan and 1994 Stock Option Plan at the fair market value of the Shares on the date of grant (defined as the average of the high and low sale prices of the Shares as quoted on the NASDAQ National Market System). As of June 18, 1999, the Company has granted options covering 1,432,500 shares under the 1992 Stock Option Plan and 2,071,540 shares under the 1994 Stock Option Plan to approximately 263 employees, including the named officers, and to its outside directors.

(2) These amounts represent only certain assumed rates of appreciation. Actual gains, if any, on stock option exercises and Common Stock holdings cannot be predicted, and there can be no assurance that the gains set forth in the table can be achieved. No gains to the option holders are possible without increases in the price of the Shares, which will benefit all shareholders.


      Option Year-End Value Table. The following table sets forth information with respect to unexercised options held as of March 31, 1999.


                                           FISCAL YEAR-END OPTION VALUES

                                             Number of Securities Underlying       Value of Unexercised In-the-Money
                                            Unexercised Options at FY-End (#)          Options at FY-End ($) (1)
                                            ---------------------------------          -------------------------
Name                                        Exercisable        Unexercisable         Exercisable      Unexercisable
----                                        -----------        -------------         -----------      -------------
Charles D. Walters       ..................   496,919              27,947               181,088              -
R. Harold Owens          ..................   203,223                -                    1,268              -
A. Alexander McLean, III ..................   345,624              21,727               109,890              -
Mark C. Roland           ..................    20,000              42,000                   945             4,095
Casey K. Johnson         ..................    40,500              27,000                37,055             2,615

-------------------------

(1) The fair market value used for computations in this column was $5.375, which was the last sales price of the shares on March 31, 1999.

      Employment Agreements. The Company maintains employment agreements with Messrs. Walters and McLean. These agreements expire on April 1, 2001. The terms of these agreements are three years and provide for current annual base salaries of not less than $229,770 and $156,276, for Messrs. Walters and McLean, respectively, as determined by the Compensation Committee. These salaries are subject to annual increases as determined by the Compensation Committee. In addition, the agreements provide for the payment of annual cash incentive payments in accordance with the terms of the Company's Executive Incentive Plan, based on the Company's achievements of certain pre-established performance criteria. For fiscal 1999, the performance criteria related to achievement of a certain level of earnings per common share, a certain amount of growth in loans receivable, and the control of general and administrative expenses within certain limits.

      The agreements also provide for the payment of long-term incentive awards in accordance with the Company's Strategic Incentive Plan, which was discontinued at the end of fiscal 1999. The Compensation Committee and Stock Option Committee intend to replace this plan in fiscal 2000 with an alternative designed to provide long-term incentive compensation on a discretionary basis (through the use of discretionary stock options or otherwise).

      Under the agreements with Messrs. Walters and McLean, the Company has agreed to provide each with long-term disability insurance benefits equal to 60% of such executive's base salary at the time of disability, and Mr. Walters' agreement requires the Company to provide at least $2,000,000 in life insurance coverage payable to Mr. Walters' designated beneficiary in the event of his death. These agreements also provide for severance payments and the continuation of certain benefits if either executive is terminated without cause or constructively discharged (as defined in the agreements). In the event of such termination without cause or constructive discharge, including any such termination or discharge that occurs within one year after a change of control of the Company, the executive is entitled to receive (i) severance pay equal to 100% of such executive's base salary at the time of termination or change of control, as the case may be, for the longer of 24 months or the remaining term of the employment agreement, (ii) the continuation of all other prerequisites and benefits available under the agreement for a period of 24 months from the date of termination, and (iii) annual incentive compensation payments prorated to the date of termination.

      Messrs. Walters and McLean have agreed not to compete with the Company during the term of their employment and for two years thereafter.

      Prior to his resignation on April 1, 1999 from his positions as an officer, director and employee of the Company, Mr. Owens was employed pursuant to an employment agreement with the Company that provided for an annual base salary of not less than $189,414 per year, as determined each year by the Compensation Committee. In conjunction with this resignation, the Company and Mr. Owens entered into a settlement agreement whereby Mr. Owens will continue to receive his base salary and all fringe benefits through April 30, 2000, and was assigned the title to his Company owned vehicle. Additionally, in lieu of any award which may have accrued in fiscal 1999 under the Company's Strategic Incentive Plan, Mr. Owens was awarded options to purchase 50,000 shares of the Company's Common Stock. These options, as well as all other options previously awarded by the Company to Mr. Owens, were fully vested under the terms of the settlement agreement, and all of such options remain exercisable at any time prior to June 26, 2001 (the stated expiration date of Mr. Owens' employment agreement). Mr. Owens has agreed not to compete with the Company for a period of 13 months following his resignation.

                  APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS

      The Board, upon the recommendation of the Audit Committee, has approved the selection of the firm KPMG Peat Marwick LLP as independent public accountants to examine the books of the Company and its subsidiaries for the current year, to report on the consolidated balance sheet and related statement of operations of the Company and its subsidiaries, and to perform such other appropriate accounting services as may be required by the Board. The Board recommends that the shareholders vote in favor of ratifying and approving the selection of KPMG Peat Marwick LLP for the purposes set forth above. The Company has been advised by KPMG Peat Marwick LLP that the firm did not have any direct financial interest or any material indirect financial interest in the Company and its subsidiaries during the Company's most recent fiscal year.

      Representatives of KPMG Peat Marwick LLP are expected to be present at the Meeting with the opportunity to make a statement if they so desire, and they are expected to be available to respond to appropriate questions.

      Approval of the proposal requires the affirmative vote of a majority of the Shares voted on the proposal. Should the shareholders vote negatively, the Board of Directors will consider a change in auditors for the next year.

      THE BOARD UNANIMOUSLY RECOMMENDS A VOTE FOR RATIFYING THE SELECTION OF KPMG PEAT MARWICK LLP AS INDEPENDENT PUBLIC ACCOUNTANTS TO AUDIT THE BOOKS OF THE COMPANY AND ITS SUBSIDIARIES FOR THE CURRENT YEAR.

                PROPOSALS FOR 2000 ANNUAL MEETING OF SHAREHOLDERS

      Shareholders who intend to present proposals for consideration at next year's annual meeting are advised that any such proposal must be received by the Secretary of the Company by no later than the close of business on March 3, 2000, if such proposal is to be considered for inclusion in the proxy statement and proxy appointment form relating to that meeting. Only persons who have held beneficially or of record at least $2,000 in market value, or 1% of the outstanding Common Stock, for at least one year on the date the proposal is submitted and who continue in such capacity through the meeting date are eligible to submit proposals to be considered for inclusion in the Company's proxy statement. In addition, under SEC rules, proxies of the Board of Directors may exercise their discretionary voting authority to vote against any shareholder proposal raised at next year's annual meeting if notice of such proposal is received by the Secretary of the Company later than the close of business on May 17, 2000.

                                  OTHER MATTERS

      The Board and the Company's officers are not aware of any other matters that may be presented for action at the Meeting, but if other matters do properly come before the Meeting, it is intended that Shares represented by proxies in the accompanying form will be voted by the persons named in the proxy in accordance with their best judgement.

      You are cordially invited to attend this year's Meeting. However, whether you plan to attend the Meeting or not, you are respectfully urged to sign and return the enclosed proxy, which will, of course, be returned to you at the Meeting if you are present and so request.





                                          CHARLES D WALTERS
                                          Chairman of the Board and
                                          Chief Executive Officer

July 1, 1999

[GRAPHIC LOGO APPEARS HERE]

                            Notice of Annual Meeting

                                       and

                                 Proxy Statement





                                 Annual Meeting
                                 of Shareholders
                                  to be held on
                                 August 4, 1999

  **********************************APPENDIX*********************************

                              FOLD AND DETACH HERE
  ---------------------------------------------------------------------------

REVOCABLE PROXY          WORLD ACCEPTANCE CORPORATION
                        ANNUAL MEETING OF SHAREHOLDERS
                         TO BE HELD ON AUGUST 4, 1999


          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

  The undersigned hereby appoints A. Alexander McLean, III and Jeffrey W. Ohly as Proxies, each with the power to appoint his substitute, and hereby authorizes each of them to represent and to vote, as designated below, all the shares of common stock of World Acceptance Corporation (the "Company") held of record by the undersigned on June 18, 1999 at the annual meeting of shareholders to be on August 4, 1999 or any adjournment thereof.

  1. Election of Directors
     [ ] FOR all nominees listed below            [ ] WITHHOLD AUTHORITY (to vote
         (except as marked to the contrary below)     for all nominees listed below)

     (INSTRUCTION: To withhold authority to vote for any individual nominee, strike a line through the nominee's name in the list below.)

   Charles D. Walters; A. Alexander McLean, III; James R. Gilreath; William S. Hummers, III; Charles D. Way; and Ken R. Bramlett, Jr.


  2. PROPOSAL TO RATIFY THE BOARD OF DIRECTORS' SELECTION OF KPMG PEAT MARWICK LLP as the Company's independent public accountants
     [ ] FOR                 [ ] AGAINST               [ ] ABSTAIN

  3. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

     Please sign and date on the reverse side and return in the enclosed postage-prepaid envelope.

                              FOLD AND DETACH HERE
   ---------------------------------------------------------------------------



     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR EACH PROPOSAL AND THE ELECTION OF THE DIRECTOR NOMINEES NAMED HEREIN, AND THIS PROXY WILL BE VOTED FOR EACH PROPOSAL AND FOR THE ELECTION OF THE DIRECTOR NOMINEES NAMED HEREIN UNLESS THE SHAREHOLDER DIRECTS OTHERWISE, IN WHICH CASE IT WILL BE VOTED AS DIRECTED.

                                      THE UNDERSIGNED ACKNOWLEDGES RECEIPT OF
                                      THE NOTICE OF ANNUAL MEETING AND PROXY
                                      STATEMENT DATED JULY 1, 1999, AND REVOKES
                                      ALL PROXIES HERETOFORE GIVEN BY THE
                                      UNDERSIGNED.

                                      Please sign exactly as name appears below.
                                      When shares are held by joint tenants,
                                      both should sign. When signing as
                                      attorney, as executor, administrator,
                                      trustee or guardian, please give full
                                      title as such. If a corporation, please
                                      sign in full corporate name by President or other authorized officer. If a partnership please sign in partnership name by authorized person.

                                      Dated: _____________________________, 1999

                                      Signature:________________________________

                                      Signature if held jointly:________________


                                      PLEASE MARK, SIGN, DATE AND RETURN THE
                                      PROXY CARD PROMPTLY USING THE ENCLOSED
                                      POSTAGE-PREPAID ENVELOPE